Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Global Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL THIRD QUARTER RESULTS; UPDATES 2011 FINANCIAL OUTLOOK

•	Revenue of $385 million grew 7 percent versus prior year
•	Adjusted diluted earnings per share were $0.47 compared to $0.45 in the prior year, an increase of 4 percent
•	One time charge for potential settlement of legacy legal matter lowered reported diluted earnings by $0.47 per share, to $0.02 per share
•	Adjusted operating margin declined 150 basis points to 11.7 percent
•
Fiscal year 2011 financial guidance updated:  Constant currency revenue is now expected to grow approximately 7 percent and earnings are expected to be $2.26 to $2.30 per diluted share, excluding special items

BATESVILLE, Ind., July 27, 2011 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC), announced financial results for its fiscal third quarter ended June 30, 2011 and updated its outlook for 2011. Adjusted earnings per diluted share increased 4 percent during the period, to $0.47 from $0.45.  Reported earnings per diluted share in the fiscal third quarter decreased to $0.02, compared to $0.48 in the same period in the prior year, and net income declined to $2 million from $31 million over the same periods.  Reported EPS and net income reflect a $30 million after-tax charge for a potential legal settlement relating to a matter covering the period from 1999 to 2007.

Hill-Rom’s quarterly revenue of $385 million increased 7 percent on a reported basis and 4 percent on a constant currency basis compared to last year.  Domestic revenue increased 9 percent to $275 million while revenue outside the United States increased 2 percent to $110 million in the same period.  Excluding the impact of foreign currency, Hill-Rom’s revenue outside the United States declined 8 percent.

Management Comments

”Our third quarter performance was mixed, with continued strength in our North America Acute Care business partially offset by weaker international results,” stated John J. Greisch, President & CEO.  “Despite lower results in several of our business units and increased R&D spending, we delivered growth in adjusted earnings per share and strong operating cash flow for the quarter, reflecting our long term commitment to operational improvements and strong cash flow growth.  Our full year outlook demonstrates continued improvement for 2011 in these key areas despite the challenges in the macro-environment.”

Third quarter revenue highlights include:

-- North America Acute Care.  North America Acute Care revenue grew 11 percent to $239 million.  Capital sales increased 16 percent due primarily to higher sales of patient support systems, which grew 21 percent.  Rental revenue was equivalent to the prior year.

-- International.  International segment revenue, which excludes Canada, declined 2 percent to $94 million.  On a constant currency basis, revenue decreased 12 percent, primarily due to declines in Europe partially offset by growth in Latin America.

-- North America Post-Acute Care.  North America Post-Acute Care revenue increased 3 percent to $52 million.  Both capital sales and rental revenue increased 3 percent versus the prior year.  Strong growth in our respiratory business was partially offset by declines in our extended care and home care businesses.

Third Quarter Financial and Operational Highlights

--
Adjusted operating margin decreased 150 basis points to 11.7 percent, compared to 13.2 percent in the third quarter of last year.  Lower capital gross margins resulting from unfavorable product mix and higher commodity and fuel costs, along with growth in R & D investment led to the operating margin decline.

--
Operating cash flow was $82 million, compared to $62 million in the third quarter of the prior year.  Year-to-date cash flow of $189 million compared to $111 million in the same period of the prior year.

--
The company reached an agreement in principle with the federal government on the financial terms for a potential settlement of a previously disclosed qui tam complaint filed in 2005.  Accordingly, Hill-Rom recognized an after tax charge of $30 million in the quarter.  The settlement remains contingent on the final negotiation of an acceptable Corporate Integrity Agreement with the Health and Human Services Office of Inspector General.

--
The Basis™ Headwall System was introduced during the quarter.  The new system provides clinical functionality for both intensive care unit and general care settings with a design that is aesthetically pleasing, easy to install and easy to maintain.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which will be filed later this week.

Financial Guidance Summary for 2011

The Company updated 2011 financial guidance as follows:  Hill-Rom now expects full-year constant currency revenue growth of approximately 7 percent, compared to the Company’s previous guidance of 7 to 8 percent.  This excludes a currency benefit of approximately 1 percent for the full year if exchange rates hold near recent levels.  The Company is updating adjusted earnings guidance to $2.26 to $2.30 per diluted share, compared to the Company’s previous guidance of $2.26 to $2.32.  Guidance regarding cash flow from operations for the full year, excluding special items, remains unchanged at $230 to $240 million.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Conference Call Replay and Webcast

The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, on Thursday, July 28, 2011.  The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=98935 and will be archived on the Company's website for those who are unable to listen live. A replay of the call is also available through August 4, 2011 at 800-642-1687 (706-645-9291 International). Code 79686593 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's future plans, objectives, beliefs, expectations, representations and projections.  The Company has tried, wherever possible, to identify these forward-looking statements using words such as "intend," "anticipate," "believe," "plan," "encourage," "expect," "may," "goal," "become," "pursue," "estimate," "strategy," "will," "projection," "forecast," "continue," "accelerate," "promise," "increase," “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology.  The absence of such terms, however, does not mean that the statement is not forward-looking.  It is important to note that forward-looking statements are not guarantees of future performance, and the Company's actual results could differ materially from those set forth in any forward-looking statements.  Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company's dependence on its relationships with several large group purchasing organizations, whether the Company's new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company's announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters.  For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in the Company's previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  The Company assumes no obligation to update or revise any forward-looking statements.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended June 30		Year To Date Period Ended June 30

	2011	2010	2011	2010
Net revenues
Capital sales	$267.2	$246.2	$802.7	$714.0
Rental revenues	117.6	114.4	358.4	359.0
Total revenues	384.8	360.6	1,161.1	1,073.0
Cost of revenues
Cost of goods sold	145.4	132.5	436.0	397.4
Rental expenses	51.8	50.1	154.4	155.0
Total cost of revenues	197.2	182.6	590.4	552.4
Gross profit
Capital	121.8	113.7	366.7	316.6
Rental	65.8	64.3	204.0	204.0
Total gross profit	187.6	178.0	570.7	520.6
As a percentage of sales	48.8%	49.4%	49.2%	48.5%

Research and development expenses	17.3	14.1	48.3	43.4
Selling and administrative expenses	124.6	116.2	375.1	358.6
Litigation charge	42.3	-	42.3	-
Special charges	(1.2)	-	1.4	5.0

Operating profit	4.6	47.7	103.6	113.6

Other income (expense), net	(1.0)	(1.4)	(4.5)	(4.9)

Income tax expense	2.1	15.5	29.1	33.5

Net income	1.5	30.8	70.0	75.2

Less: Net income attributable to noncontrolling interest	-	0.2	0.2	0.6

Net income attributable to common shareholders	$1.5	$30.6	$69.8	$74.6

Diluted earnings per share:	$0.02	$0.48	$1.09	$1.17

Average common shares outstanding - diluted (thousands)	64,211	63,987	64,139	63,516

Dividends per common share	$0.1125	$0.1025	$0.3175	$0.3075

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarterly Period Ended June 30
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$267.2	$8.3	$258.9	$246.2	5.2%
Rental revenues	117.6	1.8	115.8	114.4	1.2%
Total	$384.8	$10.1	$374.7	$360.6	3.9%

Acute Care	$239.1	$0.8	$238.3	$214.9	10.9%
Post-Acute Care	51.6	-	51.6	49.9	3.4%
International	94.1	9.3	84.8	95.8	-11.5%
Total	$384.8	$10.1	$374.7	$360.6	3.9%

	Year To Date Period Ended June 30
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$802.7	$8.7	$794.0	$714.0	11.2%
Rental revenues	358.4	1.2	357.2	359.0	-0.5%
Total	$1,161.1	$9.9	$1,151.2	$1,073.0	7.3%

Acute Care	$708.5	$3.0	$705.5	$638.2	10.5%
Post-Acute Care	156.1	-	156.1	153.6	1.6%
International	296.5	6.9	289.6	281.2	3.0%
Total	$1,161.1	$9.9	$1,151.2	$1,073.0	7.3%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended June 30, 2011			Quarterly Period Ended June 30, 2010
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes and NCI	Income Tax Expense	Diluted EPS

GAAP Earnings	$3.6	$2.1	$0.02	$46.3	$15.5	$0.48
Adjustments:
Litigation charge	42.3	12.3	0.47	-	-	-
Vendor product recall	(0.6)	(0.2)	(0.01)	-	-	-
Special charges	(1.2)	(0.3)	(0.01)	-	-	-
Gain on sale of non-strategic assets	-	-	-	-	1.7	(0.03)
Adjusted Earnings	$44.1	$13.9	$0.47	$46.3	$17.2	$0.45

	Year To Date Period Ended June 30, 2011			Year To Date Period Ended June 30, 2010
	Income Before Income Taxes and NCI	Income Tax Expense	Diluted EPS*	Income Before Income Taxes and NCI	Income Tax Expense	Diluted EPS*

GAAP Earnings	$99.1	$29.1	$1.09	$108.7	$33.5	$1.17
Adjustments:
Litigation charge	42.3	12.3	0.47	-	-	-
Vendor product recall	(1.4)	(0.5)	(0.01)	-	-	-
Special charges	1.4	0.7	0.01	5.0	1.7	0.05
Gain on sale of non-strategic assets	-	-	-	-	1.7	(0.03)
Tax settlement	-	-	-	-	6.5	(0.10)
Adjusted Earnings	$141.4	$41.6	$1.55	$113.7	$43.4	$1.10

* May not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2011	September 30, 2010
Assets
Current Assets
Cash and cash equivalents	$282.5	$184.5
Trade accounts receivable, net of allowances	341.4	353.1
Inventories	109.1	108.5
Other current assets	92.3	93.1
Total current assets	825.3	739.2

Property, plant and equipment, net	230.3	243.7
Goodwill	81.1	81.1
Other assets	165.1	181.6

Total Assets	$1,301.8	$1,245.6

Liabilities
Current Liabilities
Trade accounts payable	$60.6	$80.6
Short-term borrowings	102.8	53.1
Other current liabilities	187.6	155.0
Total current liabilities	351.0	288.7

Long-term debt	49.9	98.5
Other long-term liabilities	147.6	142.6

Total Liabilities	548.5	529.8

Noncontrolling interest	-	8.3

Shareholders' Equity	753.3	707.5

Total Liabilities, Noncontrolling Interest and Shareholders' Equity	$1,301.8	$1,245.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year To Date Period Ended June 30

	2011	2010
Operating Activities
Net income	$70.0	$75.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	78.1	73.7
Provision for deferred income taxes	1.8	(12.7)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	1.7	2.0
Stock compensation	9.2	9.0
Tax settlement	-	(8.2)
Litigation charge	42.3	-
Excess tax benefits from employee stock plans	(6.8)	-
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	12.6	19.2
Inventories	(0.6)	(14.4)
Other current assets	5.8	(12.4)
Trade accounts payable	(20.0)	(11.4)
Accrued expenses and other liabilities	(10.6)	0.6
Other, net	5.7	(9.4)
Net cash provided by operating activities	189.2	111.2

Investing Activities
Capital expenditures and purchase of intangibles	(52.0)	(43.9)
Proceeds on sales of property and equipment leased to others	5.2	1.6
Acquisitions of businesses, net of cash acquired	-	(7.1)
Proceeds on investment sales/maturities	0.4	19.2
Net cash used in investing activities	(46.4)	(30.2)

Financing Activities
Change in short-term debt	1.8	(1.4)
Payment on revolver	-	(45.0)
Purchase of noncontrolling interest	(11.5)	-
Payment of cash dividends	(20.0)	(19.4)
Proceeds on exercise of options	42.0	15.1
Proceeds from stock issuance	2.1	1.9
Excess tax benefits from employee stock plans	6.8	-
Treasury stock acquired	(70.0)	(2.3)
Net cash used in financing activities	(48.8)	(51.1)

Effect of exchange rate changes on cash	4.0	(4.4)

Total Cash Flows	98.0	25.5

Cash and Cash Equivalents:
At beginning of period	184.5	170.6
At end of period	$282.5	$196.1